                                                                    EXHIBIT 10.6


                FOURTH AMENDMENT TO GUARANTY OF PAYMENT AGREEMENT

         THIS FOURTH AMENDMENT TO GUARANTY OF PAYMENT AGREEMENT (herein called the "Amendment") is made as of May 31, 2000, by and among Alterra Healthcare Corporation, a Delaware corporation, formerly known as Alternative Living Services, Inc. ("Guarantor"), and Bank United, individually and as agent for itself and certain additional lenders ("Agent").

                              W I T N E S S E T H:

         WHEREAS, ALS Holdings, Inc., a Delaware corporation, ALS Wisconsin Holdings, Inc., a Delaware corporation and Agent entered into that certain Amended and Restated Financing and Security Agreement dated as of February 12, 1999, as amended by that certain First Amendment to Amended and Restated Financing and Security Agreement dated as of October 29, 1999, that certain Suspension, Waiver and Modification Agreement dated as of March 28, 2000, that certain Second Amendment to Amended and Restated Financing and Security Agreement dated as of May 10, 2000 and that certain Third Amendment to Amended and Restated Financing and Security Agreement of even date herewith (as amended, supplemented, or restated to the date hereof, the "Financing Agreement"), for the purpose and consideration therein expressed, whereby Lenders (as defined in the Financing Agreement) became obligated to make loans to Borrower (as defined in the Financing Agreement) as therein provided; and

         WHEREAS, in connection with the transactions contemplated by the Financing Agreement, Guarantor executed and delivered to Agent, for the benefit of Lenders, that certain Guaranty of Payment Agreement dated as of February 12, 1999, as amended by that certain First Amendment to Guaranty of Payment Agreement dated as of October 29, 1999, that certain Suspension, Waiver and Modification Agreement dated as of March 28, 2000 and that certain Third Amendment to Guaranty of Payment Agreement dated as of May 10, 2000 (as amended, supplemented or restated to the date hereof, the "Original Guaranty"), pursuant to which Guarantor guaranteed the payment and performance of all obligations of Borrower under the Financing Agreement; and

         WHEREAS, Guarantor and Agent desire to amend the Original Guaranty to amend certain provisions thereof;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Original Guaranty, in consideration of the loans which may hereafter be made by Lenders to Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:




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                                   ARTICLE I.
                           Definitions and References

         Section 1.1. Terms Defined in the Original Guaranty. Unless the context otherwise requires or unless otherwise expressly defined herein, the terms defined in the Original Guaranty shall have the same meanings whenever used in this Amendment.

         Section 1.2. Other Defined Terms. Unless the context otherwise requires, the following terms when used in this Amendment shall have the meanings assigned to them in this Section 1.2.:

                  "Amendment" means this Fourth Amendment to Guaranty of Payment Agreement.

                  "Guaranty" means the Original Guaranty as amended hereby.


                                   ARTICLE II.

                         Amendments to Original Guaranty

         Section 2.1. Financial Covenants.


         (a)      The opening clause of Section 3.2 and Sections 3.2.1, 3.2.2,
3.2.3 and 3.2.3A of the Original Guaranty are hereby replaced in their entirety by the following:

                  Section 3.2 Financial Covenants. The Guarantor hereby covenants and agrees that, until the Loans and all of the other Obligations have been paid and performed in full, it will comply with the following financial covenants:

                  3.2.1 Debt Service Coverage Ratio. The Debt Service Coverage Ratio, as of the last day of each fiscal quarter of Guarantor, shall be greater than or equal to:

                        ------------------- ---------------- ----------------- ---------------- ------------
                        Fiscal Year         1st Quarter      2nd Quarter       3rd Quarter      4th Quarter
                        ------------------- ---------------- ----------------- ---------------- ------------
                        2000                0.75 to 1.0      0.75 to 1.0       0.75 to 1.0      0.75 to 1.0
                        ------------------- ---------------- ----------------- ---------------- ------------
                        2001                0.75 to 1.0      0.82 to 1.0       0.91 to 1.0
                        ------------------- ---------------- ----------------- ---------------- ------------


                  3.2.2 Leverage Ratio. The Leverage Ratio, as of the last day of each fiscal quarter of Guarantor, shall be less than or equal to
         0.75 to 1.0.

                  3.2.3 Invested Equity. At all times the sum of (i) Net Worth plus (ii) the outstanding amount of the Debentures (as defined in the Purchase Agreement) shall be greater than or equal to $110,000,000, increased on a cumulative basis as of the end of each fiscal quarter of Guarantor commencing with the fiscal quarter ending March 31, 2000 by
         (A) an amount equal to 50% of Net Income (to the extent positive) for the fiscal quarter then ended plus (B) an amount equal to 75% of the proceeds




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


         from any Equity Issuance subsequent to December 31, 1999, and 75% of the amount of any pay-in-kind dividends or coupons issued subsequent to December 31, 1999.

                  3.2.4 Maintain Liquidity. Maintain Liquidity, during the term of the Credit Facility, measured at the end of each fiscal quarter, of not less than $15,000,000.00. For purposes of this Section 3.2.4, the term "Liquidity" shall mean, at any time, the sum of (i) all cash of the Consolidated Parties at such time plus (ii) all cash equivalents owned or held by the Consolidated Parties at such time plus (iii) all available credit capacity to which any Consolidated Party could have drawn upon on the last day of any fiscal quarter.

         (b)      The following Section 3.2.4A is hereby added to the Original
                  Guaranty:

                  3.2.4A Definitions. As used in this Agreement, the following terms shall have the meanings assigned to them in this Section 3.2.4A:

                           (a) "Capital Stock" means (i) in the case of a
                  corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person.

                           (b) "Capital Lease" means, as applied to any Person,
                  any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

                           (c) "Consolidated Parties" means a collective
                  reference to Guarantor and its Subsidiaries, and "Consolidated Party" means any one of them.

                           (d) "Debt Service Coverage Ratio" means, (i) as of
                  the end of the fiscal quarter ending March 31, 2000, for the three month period ending on such date, (ii) as of the end of the fiscal quarter ending June 30, 2000, for the six month period ending on such date, (iii) as of the end of the fiscal quarter ending September 30, 2000, for the nine month period ending on such date and (iv) as of the end of each fiscal quarter of Guarantor beginning with the fiscal quarter ending December 31, 2000, for the four fiscal quarter period ending on such date, the ratio of (a) the sum of (I) EBITDA for such period plus (II) Rental Expense for such period, as determined in accordance with GAAP to (b) the sum of (I) cash Interest net of Interest income for such period plus (II) Rental Expense for such period, as determined in accordance with GAAP.


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                           (e) "EBITDA" means, for any period, with respect to
                  the Consolidated Parties on a consolidated basis, the sum of
                  (i) Net Income for such period plus (ii) the following to the extent deducted in computing such Net Income: (a) income tax expense, (b) interest expense, (c) depreciation and amortization expense, (d) non-cash non-recurring losses arising out of the ordinary course of business (including without limitation any adjustments to Guarantor's book tax valuation allowance), (e) cash non-recurring net losses related to the sale of assets in an amount not to exceed $25 million and (f) cash non-recurring losses in connection with any charges related to the reduction or elimination of overhead costs or restructuring of Guarantor's stock option program in an amount not to exceed $10 million, all as determined in accordance with GAAP minus (iii) the following to the extent added in computing such Net Income: (a) income tax benefit and (b) Interest income and (c) extraordinary or non-recurring gains, all as determined in accordance with GAAP.

                           (f) "Equity Issuance" means any issuance by a
                  Consolidated Party to any Person of (a) shares of its Capital Stock or other equity interests, (b) any shares of its Capital Stock or other equity interests pursuant to the exercise of options (other than Capital Stock issued to employees and directors pursuant to employees or directors stock option plans and Capital Stock issued to consultants) or warrants,
                  (c) any shares of its Capital Stock or other equity interests pursuant to the conversion of any debt securities to equity or
                  (d) any convertible debt securities evidenced by debentures. The amount of any Equity Issuance shall be the sum of (a) the net cash proceeds derived from such issuance, plus (b) the amount of any indebtedness or debentures cancelled, retired or exchanged in connection with the issuance (exclusive of any indebtedness or debentures cancelled in connection with their conversion to equity), plus (c) the amount for which any TPI-HCR Assignee (as defined in the Purchase Agreement) shall be given a credit against the purchase price for such securities pursuant to Section 8.1 of the Purchase Agreement plus (d) the amount for which any remaining holders of the TPI-HCR Membership Interests (as defined in the Purchase Agreement) shall be given a credit against the purchase price for such securities pursuant to Section 8.2 of the Purchase Agreement or (e) the amount for which any TPI Member (as defined in the Purchase Agreement) shall be given a credit against the purchase price for such securities pursuant to
                  Section 9.1 of the Purchase Agreement.

                           (g) "Funded Indebtedness" means, with respect to any
                  Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made (expressly excluding, however, the amount of convertible securities of the Consolidated Parties (including the Debentures (as defined in the Purchase Agreement)) outstanding on such date), (c) all obligations of such Person under conditional



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                  sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within twelve months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person,
                  (e) the principal portion of all obligations of such Person under Capital Leases, (f) the maximum amount of all standby letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (g) the principal portion of all obligations of such Person under Synthetic Leases, (h) all Indebtedness of another Person of the type referred to in clause (a)-(g) above secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (i) all Guaranty Obligations of such Person with respect to Indebtedness of the type referred to in clauses
                  (a)-(g) above of another Person and (j) Indebtedness of the type referred to in clauses (a)-(g) above of any partnership or unincorporated joint venture in which such Person is legally obligated or has a reasonable expectation of being liable with respect thereto.

                           (h) "Guaranty Obligations" means, with respect to any
                  Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent,
                  (i) to purchase any such Indebtedness or any Property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other person, (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

                           (i) "Indebtedness" means, with respect to any Person,
                  without duplication, (a) all obligations of such Person for borrowed money, (b) all


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                  obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business),
                  (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof or such longer period, if the payment of which is being contested in good faith) which would appear as liabilities on a balance sheet of such person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranty Obligations of such person, (h) the principal portion of all obligations of such Person under Capital Leases, (i) all obligations of such Person under Hedging Agreements, (j) all obligations of such Person to repurchase any securities which repurchase obligation is related to the issuance thereof, (k) the maximum amount of all standby letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (l) all preferred Capital Stock issued by such Person and required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date, (m) all other obligations of such person under any arrangement or financing structure classified as debt (for tax purposes) by any nationally recognized rating agency, (n) the principal portion of all obligations of such Person under Synthetic Leases and (o) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer.

                           (j) "Interest" means, for any period, with respect to
                  the Consolidated Parties on a consolidated basis, interest expense net of interest income (including the amortization of debt discount and premium and the interest component under Capital Leases and the implied interest component under Synthetic Leases but excluding the amortization of deferred financing costs, amendment fees paid and bridge loan fees paid), as determined in accordance with GAAP.

                           (k) "Leverage Ratio" means, as of the end of any
                  fiscal quarter of Guarantor, for the four fiscal quarter period ending on such date with respect to the Consolidated Parties on a consolidated basis, the ratio of (a) Funded Indebtedness of the Consolidated Parties on a consolidated basis on the last


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                  day of such period to (b) the sum of (i) Funded Indebtedness plus (ii) Net Worth as of such date plus (iii) the amount of convertible securities of the Consolidated Parties (including the Debentures (as defined in the Purchase Agreement)) outstanding on such date plus (iv) book equity which exists in entities for which guaranties are included in the definition of Funded Indebtedness.

                           (l) "Net Income" means, for any period, with respect
                  to the Consolidated Parties on a consolidated basis, net income (excluding extraordinary items) after Interest expense, income taxes and depreciation and amortization, all as determined in accordance with GAAP (net of sublease income with respect to such Operating Leases) occurring after December 31, 1999.

                           (m) "Net Worth" means, as of any date with respect to
                  the Consolidated Parties on a consolidated basis, shareholder's equity or net worth, as determined in accordance with GAAP excluding the impact of net non-recurring losses.

                           (n) "Operating Leases" means, as applied to any
                  Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any Property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.

                           (o) "Purchase Agreement" means that certain Purchase
                  Agreement dated as of April 26, 2000 by and among Alterra, as seller, and RDVEPCO, L.L.C., a Michigan limited liability company, Group One Investors, L.L.C., a Michigan limited liability company and Holiday Retirement 2000, LLC, as purchasers, as amended pursuant to First Amendment of even date.

                           (p) "Property" means, any interest in any kind of
                  property or asset, whether real, personal or mixed, or tangible or intangible.

                           (q) "Rental Expense" means, for any period, with
                  respect to the Consolidated Parties on a consolidated basis, rental expense under Operating Leases, as determined in accordance with GAAP (net of sublease income with respect to such Operating Leases).

                           (r) "Subsidiary" means, as to any Person at any time,
                  (a) any corporation more than 50% of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at such time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at such time owned by such Person directly or indirectly through subsidiaries, and (b) any partnership,




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                  association, joint venture or other entity of which such
                  Person directly or indirectly through subsidiaries owns at such time more than 50% of the Capital Stock.

                           (s) "Synthetic Lease" means any synthetic lease, tax
                  retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease for purposes of GAAP.

         (c)      Section 3.2.4 of the Original Guaranty is hereby renumbered as
Section 3.2.5.

                                  ARTICLE III.

                         Representations and Warranties

         Section 3.1. Representations and Warranties of Guarantor. In order to induce Agent to enter into this Amendment, Guarantor represents and warrants to Agent that:

         (a) The representations and warranties contained in Article II of the Original Guaranty are true and correct at and as of the time of the effectiveness hereof except in lieu of Section 2.1.6 of the Original Guaranty and the last sentence of Section 2.1.7 of the Original Guaranty, Guarantor is making the representations and warranties in subsection 3.1(e) below.

         (b) Guarantor is duly authorized to execute and deliver this Amendment and is and will continue to be duly authorized to perform its obligations under the Guaranty. Guarantor has duly taken all corporate action necessary to authorize the execution and delivery of this Amendment and to authorize the performance of the obligations of Guarantor hereunder.

         (c) The execution and delivery by Guarantor of this Amendment, the performance by Guarantor of its obligations hereunder and the consummation of the transactions contemplated hereby do not and will not conflict with any provision of law, statute, rule or regulation or of the articles of incorporation and bylaws of Guarantor, or of any material agreement, judgment, license, order or permit applicable to or binding upon Guarantor, or result in the creation of any lien, charge or encumbrance upon any assets or properties of Guarantor. Except for those which have been obtained, no consent, approval, authorization or order of any court or governmental authority or third party is required in connection with the execution and delivery by Guarantor of this Amendment or to consummate the transactions contemplated hereby.

         (d) When duly executed and delivered, each of this Amendment and the Guaranty will be a legal and binding obligation of Guarantor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors' rights and by equitable principles of general application.

         (e) The audited annual consolidated financial statements of Guarantor dated as of December 31, 1999 and the unaudited quarterly consolidated financial statements of Guarantor dated as of March 31, 2000 fairly presents the consolidated financial position at such dates and



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

the consolidated statement of operations and the changes in consolidated financial position for the periods ending on such date for Guarantor. Copies of such financial statements have heretofore been delivered to each Lender. Since such date no material adverse change has occurred in the financial condition or businesses or in the consolidated financial condition or businesses of Guarantor, except as described in the Guarantors' annual report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2000 and Guarantor's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on May 15, 2000 and except as revealed in the notebook entitled "Company Information" dated May 5, 2000, a copy of which was delivered to Agent..

                                   ARTICLE IV.

                           Conditions of Effectiveness

         Section 4.1. Effective Date. This Amendment shall become effective upon satisfaction of the Conditions to Effectiveness of Section V of the Third Amendment to Amended and Restated Financing and Security Agreement dated of even date herewith.


                                   ARTICLE V.

                                 Miscellaneous

         Section 5.1. Ratification of Agreements. The Original Guaranty as hereby amended is hereby ratified and confirmed in all respects. Any reference to the Guaranty in any Financing Document shall be deemed to be a reference to the Original Guaranty as hereby amended. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Lenders under the Financing Agreement, the Guaranty, or any other Financing Document nor constitute a waiver of any provision of the Financing Agreement, the Guaranty or any other Financing Document.

         Section 5.2. Survival of Agreements. All representations, warranties, covenants and agreements of Guarantor herein shall survive the execution and delivery of this Amendment and the performance hereof, and shall further survive until all of the Obligations are paid in full.

         Section 5.3. Financing Documents. This Amendment is a Financing Document, and all provisions in the Financing Agreement pertaining to Financing Documents apply hereto.

         Section 5.4. Governing Law. This Amendment shall be governed by and construed in accordance the laws of the State of Texas and any applicable laws of the United States of America in all respects, including construction, validity and performance.

         Section 5.5. Counterparts; Fax. This Amendment may be separately executed in counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Amendment. This Amendment may be validly executed by facsimile or other electronic transmission.



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


         Section 5.6 Amsouth Fee. By execution hereof, Guarantor hereby covenants and agrees to pay to Amsouth Bank the sum of $25,000.00 on or before the earlier of June 30, 2000 or the effective date of this Amendment and the sum of $25,000.00 on or before December 31, 2000.

         THIS AMENDMENT AND THE OTHER FINANCING DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS OF THE PARTIES.

         [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]


























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




         IN WITNESS WHEREOF, this Amendment is executed as of the date first above written.


                             ALTERRA HEALTHCARE CORPORATION


                             By:               /s/ Mark W. Ohlendorf
                                -----------------------------------------
                                  Name:        Mark W. Ohlendorf
                                       ----------------------------------
                                  Title:       Senior Vice President
                                        ---------------------------------



                             BANK UNITED, as Agent


                             By:               /s/ Casey Moore
                                -----------------------------------------
                                  Name:        Casey Moore
                                       ----------------------------------
                                  Title:       Vice President
                                        ---------------------------------

                          CONSENT OF FIRSTAR BANK, N.A.

         Firstar Bank, N.A., a Lender under the Financing Agreement and a party to the Agency Agreement, for good and valuable consideration the receipt of which is hereby acknowledged, hereby consents to the provisions of this Amendment and the transactions contemplated herein.


                             FIRSTAR BANK, N.A.



                             By:             /s/ Dale Welke
                                ---------------------------------------
                                  Name:      Dale Welke
                                       --------------------------------
                                  Title:     Vice President
                                        -------------------------------

                             CONSENT OF AMSOUTH BANK

         Amsouth Bank, a Lender under the Financing Agreement and a party to the Agency Agreement, for good and valuable consideration the receipt of which is hereby acknowledged, hereby consents to the provisions of this Amendment and the transactions contemplated herein.

                             AMSOUTH BANK



                             By:             /s/ Carl M. Ferris
                                ----------------------------------------
                                  Name:      Carl M. Ferris
                                       ---------------------------------
                                  Title:     Vice President
                                        --------------------------------